Prospectus Supplement Filed pursuant to Rule 424(b)(3)
Registration No. 333-130048

PROSPECTUS SUPPLEMENT NO. 1
DATED June 21, 2007
(To Prospectus Dated February 8, 2006)

BOS BETTER ONLINE SOLUTIONS LTD.

Up to 2,638,060 Ordinary Shares

        This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated February 8, 2006, of BOS Better Online Solutions Ltd. (the “Company”). This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus. The Prospectus relates to the public sale, from time to time, of up to 2,638,060 of our ordinary shares by the selling shareholders identified in the Prospectus.

        The information included in this prospectus supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement.

        This prospectus supplement includes the attached Form 6-K, as filed by us with the Securities and Exchange Commission on June 21, 2007.

        We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission or the Israeli Securities Authority has approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated February 8, 2006) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 21, 2007.

FORM   6 – K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Report of Foreign Issuer

Pursuant to Rule 13a - 16 or 15d -16
of the Securities Exchange Act of 1934

For the Month of June 2007

B.O.S. Better Online Solutions Ltd.
(Translation of Registrant’s Name into English)

20 Freiman Street, Rishon LeZion, 75100, Israel
(Address of Principal Corporate Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ___________

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ___________

Indicate by check mark whether the registrant by furnishing the information contained in this form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes ☐ No ☒

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b): N/A

THE PRESS RELEASE ATTACHED TO THIS FORM 6-K IS HEREBY INCORPORATED BY REFERENCE INTO THE REGISTRANT’S REGISTRATION STATEMENTS ON FORM F-3 (NOS. 333-130048, 333-137153) AND FORM S-8 (NOS. 333-136957, 333-110696, 333-100971 AND 333-11650), AND TO BE A PART THEREOF FROM THE DATE ON WHICH THIS REPORT IS SUBMITTED, TO THE EXTENT NOT SUPERSEDED BY DOCUMENTS OR REPORTS SUBSEQUENTLY FILED OR FURNISHED.

Attached hereto and incorporated by reference is the following Registrant’s press release:

BOS Announces Conversion of Secured Convertible Notes by Laurus Master Fund Ltd. in a total amount of approximately $2,223,000.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

B.O.S. Better Online Solutions Ltd. (Registrant) By: /s/ Shmuel Koren —————————————— Shmuel Koren President and CEO

Dated: June 21, 2007

BOS Announces Conversion of Secured Convertible
Notes by Laurus Master Fund Ltd. in a total amount of
approximately $2,223,000

Rishon Lezion, Israel – (PR NEWS WIRE) – June 21, 2007 - B.O.S. Better Online Solutions Ltd. (“BOS” or the “Company”) (NASDAQ:  BOSC; TASE: BOSC), announced today that Laurus Master Fund Ltd. (“Laurus”), the holder of two Secured Convertible Term Notes issued by the Company (the “Notes”), converted the entire outstanding principal amount under the Notes, of approximately $ 2,223,000, into 878,670 Ordinary Shares of BOS.

Shmuel Koren, BOS’s President & CEO said: “We are very pleased with the conversion, which strengthens our balance sheet and our ability to execute our growth strategy, including through mergers and acquisitions.”

Eyal Cohen, BOS’s CFO added:

The conversion of the Notes is expected to result in:

1)	Strengthening our Balance Sheet by approximately $ 2,000,000;
2)	Savings in financial expenses of approximately $250,000 in the second half of 2007 and by approximately $350,000 in the years 2008 and 2009. Since the conversion price applicable to the Notes was set at $2.53 per Ordinary Share, the Company will record a one-time non-cash expense in the second quarter of 2007, of approximately $600,000.
3)	Removal of the security interests granted in favor of Laurus, which will improve BOS’s ability to obtain additional bank financings to support its current activities and future M & A transactions.

About BOS

B.O.S Better Online Solutions Ltd. (“BOS”) was established in 1990. Engaged in the Software and Supply Chain businesses, BOS operates through two divisions based in Israel:

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(1) The Software Division – provides specialized enterprise software, including IBM System i middleware, data and license management, mobile connectivity and RFID solutions;
(2) The Supply Chain Division, which resells electronic systems and components for security, aerospace, networking and RFID.

BOS is traded on NASDAQ and on the Tel-Aviv stock exchange. Our website is www.boscorporate.com.

For further information please contact:

B.O.S Better Online Solutions Ltd.
Mr. Zvi Rabin +972 505600140
zvi@kwan.co.il
or
Mr. Eyal Cohen, CFO, +972-3-954-1000
eyalc@boscom.com

The forward-looking statements contained herein reflect management’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of BOS. These risk factors and uncertainties include, amongst others, the dependency of sales being generated from one or few major customers, the uncertainty of our being able to maintain current gross profit margins, inability to keep up or ahead of technology and to succeed in a highly competitive industry, inability to maintain marketing and distribution arrangements and to expand our overseas markets, uncertainty with respect to the prospects of legal claims against BOS; and additional risks and uncertainties detailed in BOS’s periodic reports and registration statements filed with the U.S. Securities Exchange Commission. BOS undertakes no obligation to publicly update or revise any such forward-looking statements to reflect any change in its expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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